Exhibit 99.1
NEWS RELEASE

Contacts:
Rob Clark	Jeff Warren
Medtronic Public Relations	Investor Relations
763-505-2635	763-505-2696
FOR IMMEDIATE RELEASE
MEDTRONIC RESOLVES QUI TAM SUITS
Company Agrees to Civil Settlement; Government to Seek Dismissals of All Related Claims
MINNEAPOLIS — July 18, 2006 — Medtronic, Inc. (NYSE:MDT) announced today it has reached a settlement agreement with the U.S. Department of Justice which requires the government to seek dismissal of two qui tam civil suits pending against Medtronic for several years in the Western District of Tennessee. The two suits are based upon allegations about certain sales and marketing practices in the Spinal business. The settlement agreement reflects Medtronic’s assertion that the company and its current employees had not engaged in any wrongdoing or illegal activity.
To resolve the matter, Medtronic has entered into a five-year agreement that further strengthens its employee training and compliance systems surrounding sales and marketing practices and will pay a $40 million civil settlement into escrow pending dismissal of the related lawsuits. Medtronic will record a one-time charge in its current first quarter ending July 28, 2006 to account for the payment. The lawsuits are not related to product quality, safety or efficacy and do not affect the company’s ability to produce or sell any product or service.
“Medtronic has cooperated fully with the Government during its investigation of the allegations, and we believe that our company-wide efforts regarding business conduct and ethical practices assisted us in achieving a practical resolution of these cases,” said Art Collins, chairman and CEO of Medtronic. “We believe the settlement, which puts this litigation behind us, will allow us to continue to direct our efforts at delivering life-saving and enhancing therapies to patients around the world.”

Collins added, “We realize that any organization may be judged by the actions of a few. We expect every Medtronic employee to adhere to high ethical standards at all times, and our compliance systems are designed to ensure compliance as our industry evolves.”
Specifics Regarding the Civil Settlement
As part of the settlement, Medtronic will pay into escrow a $40 million civil settlement for the first-filed suit, which was filed in 2002 by a private citizen qui tam relator. The Department of Justice will file a motion in Federal Court in Memphis for final dismissal of that suit.
Also under the agreement, the Department of Justice will seek final dismissal of the second suit (filed in 2004) on legal and procedural grounds that prohibit such a second suit from going forward. Once the two cases are finally dismissed, the settlement funds will be paid to the Department of Justice. The settlement agreement specifically states that Medtronic and Medtronic Sofamor Danek deny any wrongdoing.
Specifics Regarding the Corporate Integrity Agreement
Medtronic and the Office of the Inspector General / Health and Human Services (OIG/HHS) have entered into a corporate integrity agreement as part of the settlement.
The agreement with the OIG-HHS will go into effect upon final dismissal by the Court of the two qui tam lawsuits and will remain in effect for a period of five years. As a routine term of civil qui tam settlements, corporate integrity agreements are meant to ensure top-level attention to corporate compliance measures.
The agreement requires Medtronic’s Spinal business unit to establish an electronic database to capture and manage all non-sales related transactions between the business unit and its customers. Those transactions will be subject to an established set of internal controls and review processes, and will be monitored by Medtronic senior management, its chief compliance officer, and an outside review organization.

The agreement also requires both Medtronic and its Spinal business unit to establish and maintain corporate structures to ensure compliance oversight, such as training and employee screening practices. Medtronic will continue to maintain the systems it had instituted prior to the settlement and will further enhance the profile and importance of compliance for its employees on a day-to-day basis.
About Medtronic
Medtronic, Inc. (www.medtronic.com) is the global leader in medical technology — alleviating pain, restoring health and extending life for millions of people around the world.
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Any forward-looking statements are subject to risks and uncertainties such as those described in Medtronic’s Annual Report on Form 10-K for the year ended April 28, 2006. Actual results may differ materially from anticipated results.